UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 2)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FirstMerit Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

III Cascade Plaza
Akron, Ohio 44308

November [  ], 2008

To Our Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders (the “Special Meeting”) of FirstMerit Corporation (the “Corporation”) to be held on [          ], December [  ], 2008, at 10:00 A.M., local time, at the offices of FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308.

The attached Notice of Special Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Special Meeting. At the Special Meeting, we are asking you to approve three important proposals which, if adopted, will allow the Corporation to participate in the Capital Purchase Program (the “CPP”) established by the Emergency Economic Stabilization Act of 2008. Specifically, we are asking shareholders to consider and vote upon a proposal to approve amendments to the Corporation’s Second Amended and Restated Articles of Incorporation (the “Articles”) in order to provide the Board of Directors with the authority to limit the voting rights of the Corporation’s 7,000,000 authorized shares of no par Preferred Stock (the “Preferred Stock”) and to provide that the holders of the Preferred Stock can, under limited circumstances determined by the Board of Directors upon the issuance of the Preferred Stock, elect two additional directors (the “Preferred Directors”). Additionally, we are asking shareholders to consider and vote upon a proposal to approve amendments to the Corporation’s Second Amended and Restated Code of Regulations, as amended (the “Regulations”), to accommodate the potential election of the Preferred Directors. Finally, you are being asked to approve the adjournment of the Special Meeting, if necessary, in order to solicit additional Proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments.

In light of increasingly challenging general economic conditions and continuing uncertainty regarding the ability of Congress or the Treasury to modify the terms and conditions for participation in the CPP, the Board of Directors has not conclusively determined whether or not it will participate in the CPP at the time of the mailing of this Proxy Statement. However, because of the strict deadlines imposed by the Treasury and the time it takes to hold a special shareholder meeting, the Board of Directors believes it is imperative to proceed with the Special Meeting and preserve the Corporation’s ability to participate in the CPP, if the Board of Directors ultimately determines participation to be in the best interests of the Corporation. Executive officers of the Corporation will be present at the Special Meeting to respond to any questions that you may have.

Your vote on these matters is important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting in person, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed form of Proxy, or that you submit your Proxy by telephone or Internet promptly.

Sincerely,

Paul G. Greig
Chairman, President and Chief Executive Officer

FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held [       ], December [  ], 2008

The Special Meeting of Shareholders (the “Special Meeting”) of FirstMerit Corporation, an Ohio corporation (the “Corporation”), will be held at the offices of FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308 at 10:00 A.M., local time, for the following purposes:

1.	To consider and vote upon a proposal to amend Article FOURTH of the Corporation’s Second Amended and Restated Articles of Incorporation (the “Articles”) in order to provide the Board of Directors with the authority to limit the voting rights of the Corporation’s authorized shares of no par Preferred Stock (the “Preferred Stock”) and to permit the Board of Directors to issue Preferred Stock with the right to elect up to two Directors (the “Preferred Directors”);

2.	To consider and vote upon a proposal to amend Article III of the Corporation’s Second Amended and Restated Code of Regulations, as amended (the “Regulations”), to accommodate the potential election of the Preferred Directors;

3.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional Proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to the Articles or the Regulations; and

4.	To transact such other business as may properly come before shareholders at the Special Meeting or any adjournment thereof, including any matters as may be necessary to enable the Corporation to participate in the Capital Purchase Program.

The Board of Directors has fixed the close of business on October 31, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting.

Your Board of Directors recommends that you vote “FOR” the adoption of the amendments to the Articles in order to provide the Board of Directors with the authority to limit the voting rights of the Corporation’s Preferred Stock and to permit the Board of Directors to issue Preferred Stock with the right to elect Preferred Directors under certain circumstances. Your Board of Directors also recommends that you vote “FOR” the adoption of amendments to the Regulations in order to accommodate the election of the Preferred Directors. Finally, your Board of Directors recommends that you vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional Proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to the Articles or the Regulations.

By Order of the Board of Directors,

Judith A. Steiner
Secretary

November [  ], 2008

FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308

PROXY STATEMENT

November [  ], 2008

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation (the “Corporation”), of the accompanying form of Proxy, to be voted at the Special Meeting of Shareholders (the “Special Meeting”) to be held on [          ] December [  ], 2008, at 10:00 A.M., local time, and at any adjournment thereof. The mailing address of the principal executive offices of the Corporation is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. To obtain directions to attend the Special Meeting and vote in person, please contact Investor Relations at (330) 384-7020. This Proxy Statement, together with the related Proxy Card, is being mailed to the shareholders of the Corporation on or about November [  ], 2008. FirstMerit® is a registered trademark of the Corporation.

Important Notice Regarding the Availability of Proxy Materials for the Special Shareholder Meeting to Be Held on December [  ], 2008.

This Proxy Statement and a sample of the form of Proxy Card sent to shareholders are available at [                              ].

INFORMATION ABOUT THE SPECIAL MEETING

Why Is The Corporation Holding A Special Meeting?

The Special Meeting is being held to approve the proposed amendments to the Corporation’s Second Amended and Restated Articles of Incorporation (the “Articles”) and the Second Amended and Restated Code of Regulations, as amended (the “Regulations”), to enable the Corporation to participate, if the Board of Directors determines it advisable, in the U.S. Department of the Treasury’s (the “Treasury”) Capital Purchase Program (the “CPP”), which was created under the Emergency Economic Stabilization Act of 2008 (the “EESA”). Under the CPP, the Treasury has authorized the purchase of up to $250 billion of senior preferred securities on standardized terms from qualifying financial institutions, such as the Corporation. The purpose of the CPP is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to help support the U.S. economy. Under the CPP, eligible financial institutions can generally apply to issue and sell senior preferred securities to the Treasury in aggregate amounts equal to between 1% and 3% of the qualifying institution’s risk weighted assets, with all sales proceeds qualifying as Tier I capital.

Why Does The Corporation Need To Amend The Articles To Participate In The CPP?

While the Board of Directors has not yet determined whether it is advisable for the Corporation to participate in the CPP, the Board of Directors believes that certain amendments to the Articles are necessary to permit the Corporation to participate in the CPP. Specifically, in order for the Corporation to participate in the CPP, the Corporation must be able to issue and sell eligible senior preferred securities to the Treasury with certain standardized terms, including expressly limited voting rights. Pursuant to the Articles, the Board of Directors is currently authorized to issue up to 7,000,000 shares of no par Preferred Stock (the “Preferred

Stock”), and to determine the general terms thereof. However, as detailed in PROPOSAL 1 — APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION located on page [     ], the Articles currently provide that shares of Preferred Stock are required to have voting rights on all matters equal to one vote per share. Consequently, in order for the Corporation to potentially participate in the CPP, shareholders must approve the proposed amendments to the Articles to authorize the Board of Directors to issue Preferred Stock with limited voting rights.

In addition, the Treasury’s standard terms require the holder of the senior preferred securities to be entitled to elect two Directors (the “Preferred Directors”) in the event the participating financial institution fails to pay dividends on the senior preferred securities for six quarterly periods, whether or not consecutive. The proposed amendments would also clarify that the Board of Directors has the authority to issue Preferred Stock with these terms.

Why Does The Corporation Need To Amend The Regulations To Participate In The CPP?

Pursuant to the terms of the CPP, the Corporation must be able to issue shares of Preferred Stock to the Treasury that provides the holders of such securities the right to elect the Preferred Directors, if the Corporation fails to pay dividends on such securities for six quarterly periods, whether or not consecutive. Currently, however, the Regulations provide that shareholders have the sole authority to fix the size of the Board of Directors, which is presently set at 15 Directors, and contains other provisions with respect to the nomination, election, removal and term of Directors that are incompatible with the Treasury’s required provisions related to the Preferred Directors. Consequently, as detailed in PROPOSAL 2 — APPROVAL OF AMENDMENTS TO THE CODE OF REGULATIONS located on page [     ], in order for the Corporation to potentially participate in the CPP, shareholders must approve the proposed amendments to the Regulations and allow the Board of Directors to issue Preferred Stock with the right to elect Preferred Directors.

Why Does The Corporation Wish To Participate In The CPP And How Will Proceeds Generated By Sale Of Preferred Stock Be Used?

Although the Corporation’s current liquidity and capital positions are strong, with capital levels well in excess of minimum regulatory guidelines, it is the opinion of the Board of Directors that the CPP may present an opportunity for the Corporation to add additional protective capital on favorable terms that will enable the Corporation to have additional flexibility in supporting the economic stability and growth of the communities in which it serves. Additionally, the Board of Directors believes that the capital raised by the CPP may allow the Corporation to take advantage of potential growth opportunities, by providing the necessary capital to absorb distressed financial institutions located within its geographic footprint. At this time, however, remaining uncertainty with respect to Congress and the Treasury’s authority to unilaterally amend the terms of the CPP prevents the Board of Directors from firmly committing to participate.

If The Corporation Participates In The CPP, How Much Capital May It Raise?

The Corporation submitted its application to participate in the CPP on October 28, 2008 and received preliminary approval to participate from the Treasury on November 2, 2008. As indicated in the Treasury’s preliminary approval, the Corporation has been authorized to participate in the CPP at a level between 1% and 3% of the Corporation’s risk weighted assets as of June 30, 2008, an amount approximately between $82,719,667 and $248,159,000. Additionally, in the event the Corporation participates in the CPP, the Corporation will also be required to issue warrants (the “Warrants”) to the Treasury to purchase shares of the Corporation’s common stock, (the “Common Shares”) having an aggregate value equal to 15% of the purchase price of the Preferred Stock purchased by the Treasury, an amount approximately between $12,407,950 and $37,223,850. The initial exercise price for the Warrants is determined by reference to the 20-day trailing average of the market price of the Corporation’s Common Shares on the Corporation’s preliminary approval date (November 2, 2008). In the case of the Corporation, this exercise price would be approximately $19.69 and would result in approximately 630,165 to 1,890,495 Common Shares to be issued upon exercise of the Warrants.

Does Participation In The CPP Mean The Corporation Is In Financial Difficulty?

No. As presented by the Treasury, the CPP is designed to attract broad participation from healthy financial institutions in order to increase the flow of credit to U.S. businesses and consumers to fuel economic growth and stability. Moreover, on October 28, 2008, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Corporation’s primary financial regulator, issued a formal joint press release with other federal financial industry regulators encouraging all eligible financial institutions to participate in the CPP. As previously noted, the Corporation’s current liquidity and capital positions are strong, with capital levels well in excess of minimum regulatory guidelines.

What Will The Consequences Be If The Proposed Amendments To The Articles And The Regulations Are Not Adopted?

If the proposed amendments to the Articles and the Regulations are not approved, the Corporation believes it will not be able to participate in the CPP under the Treasury’s current standard terms. Nevertheless, since the Board of Directors is currently authorized to issue Preferred Stock, the potential exists that the Board could issue Preferred Stock to the Treasury with non-standard voting or contractually limited voting rights, although the Treasury would have to agree to accept such Preferred Stock with non-standard terms. Additionally, as there are currently two vacancies on the Corporation’s 15 member Board of Directors, the Corporation could potentially utilize such vacancies to contractually permit the Treasury to elect and appoint the Preferred Directors under the circumstances required by the CPP.

If The Proposed Amendments To The Articles and Regulations Are Approved, Is The Corporation’s Participation In the CPP Guaranteed?

No. Even if shareholders approve the proposed amendments, there can be no assurance that the Corporation will ultimately participate in the CPP, or that the Corporation will issue any Preferred Stock to the Treasury. Until final documents have been executed by the Corporation and the Treasury, either party could decide not to continue with the issuance and sale of the Preferred Stock and Warrants. The Corporation does not believe that its liquidity, capital resources or results of operations would be materially adversely affected in the event the Corporation does not participate in the CPP.

What Matters Will Be Voted Upon At The Special Meeting?

Shareholders will be voting on the following matters:

1.	To approve amendments to the Articles in order to provide the Board of Directors with the authority to limit the voting rights of the Corporation’s authorized shares of Preferred Stock and authorize the Board of Directors to issue Preferred Stock with the right to elect the Preferred Directors under circumstances determined by the Board of Directors;

2.	To approve amendments to the Regulations to accommodate the election of Preferred Directors; and

3.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional Proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to the Articles or the Regulations.

Why Is The Corporation Seeking Shareholder Approval To Adjourn The Special Meeting?

Pursuant to Ohio Revised Code § 1701.71, approval of the proposed amendments to the Articles requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of the Corporation. Additionally, pursuant to the Regulations, the proposed amendments to the Regulations requires the affirmative vote of the holders of Common Shares entitled to exercise at least a majority of the voting power of the Corporation. In the event there are not sufficient votes at the time of the Special Meeting to adopt either of the proposed amendments, the Board of Directors is seeking shareholder approval to adjourn the Special Meeting to a later date in order to permit additional Proxy solicitation.

Pursuant to the Regulations, shareholders may authorize the holder of Proxies solicited by the Board of Directors to vote in favor of adjourning the Special Meeting.

GENERAL SPECIAL MEETING INFORMATION

Who Can Vote?

The close of business on Friday, October 31, 2008, has been fixed as the record date for the determination of shares entitled to notice of and to vote at the Special Meeting. On that date, the Corporation had issued and outstanding approximately 80,974,045 Common Shares. You are entitled to vote if you are a shareholder of the Corporation’s Common Shares on October 31, 2008. Each eligible shareholder is entitled to one vote per Common Share. The Common Shares are the Corporation’s only issued and outstanding voting securities.

How Do I Vote?

You may vote on matters that are properly presented at the Special Meeting in four ways:

•	By completing the accompanying form of Proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the Special Meeting and casting your vote in person.

For the Special Meeting, the Corporation is offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting your vote by mail on the enclosed Proxy Card, you may vote by telephone or via the Internet by following the procedures described on your Proxy Card. In order to vote via telephone or the Internet, please have the enclosed Proxy Card in hand, and call the number or go to the website listed on the Proxy Card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been properly recorded. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers.

How Will My Common Shares Be Voted?

Common Shares represented by properly executed Proxies will be voted at the Special Meeting, and if a shareholder has specified how the Common Shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that Common Shares represented by the enclosed Proxy Card, on which no specification has been made, will be voted:

•	“FOR” the approval of the amendments to the Articles;

•	“FOR” the approval of the amendments to the Regulations; and

•	“FOR” the approval of the adjournment of the Special Meeting, if necessary, to solicit additional Proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to the Articles or the Regulations.

How Do I Vote If My Common Shares Are Held In “Street Name”?

If you hold your Common Shares in “street name” with a broker, a financial institution or another holder of record, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your Common Shares. As a beneficial owner, you have the right to direct the record holder on how to vote the Common Shares held on your behalf. If you hold your Common Shares in “street name,” you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with such electronic access or telephone usage.

If you hold your Common Shares in “street name” and wish to attend the Special Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other holder of record authorizing you to vote on behalf of such record holder. The account statement or letter must show that you were the direct or indirect beneficial owner of Common Shares on October 31, 2008, the record date for voting at the Special Meeting.

Can The Proxy Materials Be Accessed Electronically?

The Corporation has sent the Proxy materials for the Special Meeting to shareholders on or about November [  ], 2008 by first-class U.S. mail. Additionally, the Corporation’s Proxy Statement for the Special Meeting and a sample of the form of Proxy Card sent to record shareholders of the Corporation are available at: [          ].

How Do I Change Or Revoke My Proxy?

A Proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by: (1) the execution of a later dated Proxy; (2) the execution of a later casted telephone or Internet vote with regard to the same shares; (3) by giving notice in writing to the Secretary at FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308; or (4) by notifying the Secretary in person at the Special Meeting. Any shareholder who attends the Special Meeting and revokes his/her Proxy may vote in person. However, your attendance at the Special Meeting alone will not revoke your Proxy. The last-dated Proxy you submit (by any means) will supersede any previously submitted Proxy. If you hold your Common Shares in “street name” and instructed your broker, financial institution or other holder of record to vote your Common Shares and you would like to revoke or change your vote, then you must follow the instructions provided by your record holder.

If I Vote In Advance, Can I Still Attend The Special Meeting?

Yes. You are encouraged to vote promptly by telephone, Internet or by returning your signed Proxy Card by mail, so that your Common Shares will be represented at the Special Meeting. However, voting your Common Shares by Proxy does not affect your right to attend the Special Meeting in person.

What Constitutes A Quorum For The Special Meeting?

Under the Regulations, a majority of the votes eligible to be cast at the Special Meeting, 40,425,344 Common Shares, must be present in person or by Proxy to establish a quorum at the Special Meeting. Abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.

How Many Votes Are Needed To Approve The Proposals?

The vote required to approve each of the proposals that are scheduled to be presented at the Special Meeting is as follows:

Proposal	Vote Required

• Proposal 1 — Approval of Amendments to the Articles of Incorporation
• The proposal to amend the Articles requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of the Corporation. Abstentions and broker non-votes will have the same effect as votes against the proposal.

• Proposal 2 — Approval of Amendments to the Code of Regulations
• The proposal to amend the Regulations requires the affirmative vote of the holders of Common Shares entitled to exercise at least a majority of the voting power of the Corporation. Abstentions and broker non-votes will have the same effect as votes against the proposal.

• Proposal 3 — Adjournment of the Special Meeting
• The proposal to adjourn the Special Meeting must be approved by the holders of a majority of the Common Shares present in person or represented by Proxy at the Special Meeting, whether or not a quorum is present. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Who Pays The Cost Of Proxy Solicitation?

The accompanying Proxy is solicited by and on behalf of the Corporation’s Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by the Corporation. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of the Corporation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Shares held of record by such persons, and the Corporation will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. The Corporation has engaged Innisfree M&A Incorporated to aid in the solicitation of Proxies in order to assure a sufficient return of votes on the proposals to be presented at the Special Meeting. The costs of such services are estimated at $10,000, plus reasonable distribution and mailing costs.

PROPOSAL 1 — APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION
(Item 1 on Proxy Card)

Description Of The Proposal And Reasons For Adoption

We are asking shareholders to approve certain amendments to the Articles. Under the current Articles, the Board of Directors is authorized to issue up to 7,000,000 shares of Preferred Stock with terms determined by the Board of Directors, except in the area of voting rights. Consequently, in the event that the Board of Directors determines that it is in the Corporation’s best interest to participate in the CPP, the mandatory voting rights currently attached to the Preferred Stock do not conform with the Treasury’s standard terms for eligible senior preferred securities under the CPP. Therefore, in order to provide the Corporation with the ability to participate in the CPP, the Board of Directors seeks shareholder approval to eliminate the mandatory voting rights attached to the Preferred Stock under the Articles and to vest in the Board of Directors the power to establish the voting rights for any issued shares of Preferred Stock, subject to the limitation that any voting rights attached to such Preferred Stock will not exceed one vote per share.

In addition, the proposed amendments to the Articles would enable the Board of Directors to issue Preferred Stock with the right to elect, as a class, up to two Preferred Directors under circumstances determined by the Board of Directors at the time of issuing the Preferred Stock. If the Board of Directors elects to participate in the CPP, the Preferred Stock it would issue to the Treasury would have the right to elect two Preferred Directors if the Corporation fails to pay dividends on the Preferred Stock for six quarterly periods (whether or not consecutive).

With the approval of the shareholders, the Board of Directors would have the authority to issue Preferred Stock with reduced voting rights and the right to appoint up to two Preferred Directors in any transaction (whether or not the CPP) that it deems advisable.

Participation Terms Of The CPP

Terms of Senior Preferred Stock

In the event that shareholder approval is received and the Board of Directors determines to participate in the CPP, the Board of Directors would designate a new series of the Preferred Stock (the “Senior Preferred Stock”), which it would sell to the Treasury for cash consideration in an amount between 1% to 3% of the Corporation’s risk-weighted assets as of June 30, 2008, an amount approximately between $82,719,667 and $248,159,000. Accordingly, if the Corporation participates at its maximum approved level, the Corporation would sell 248,159 shares of Senior Preferred Stock to the Treasury for a purchase price of $248,159,000.

Pursuant to the Treasury’s CPP terms, the Senior Preferred Stock would have the following rights and terms:

•	Term — The Senior Preferred Stock would have a perpetual term.

•	Liquidation — The Senior Preferred Stock would have a liquidation preference of $1,000 per share and rank senior to the Common Shares.

•	Cumulative Dividends — Shares of Senior Preferred Stock would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the Treasury’s investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

•	Voting Rights — The Senior Preferred Stock would be generally non-voting shares, with limited class voting rights on: (1) any authorization or issuance of shares ranking senior to the Senior Preferred Stock; (2) any amendment to the rights of the Senior Preferred Stock; or (3) any merger, consolidation, share exchange, reclassification or similar transaction which would adversely effect the rights of the Senior Preferred Stock. In addition, if the requisite cumulative dividends on the Senior Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, holders of the Senior Preferred Stock would have the right to elect, as a class, two Preferred Directors. The right to elect Preferred Directors (and the term of the Preferred Directors previously elected) would end when dividends have been paid in full for four consecutive dividend periods.

•	Redemption — The Senior Preferred Stock could not be redeemed for a period of three years from the date of the Treasury’s investment, except with the proceeds of an offering of other Tier 1 qualifying perpetual preferred shares or Common Shares which yields at least 25% of the issue price of the Senior Preferred Stock. After the third anniversary of the date of the Treasury’s investment, the Senior Preferred Stock could be redeemed, in whole or in part, at any time and from time to time, by the Corporation. All redemptions of Senior Preferred Stock would be required to be at 100% of the issue price, plus any accrued and unpaid dividends. Any redemption of Senior Preferred Stock would require approval by the Corporation’s primary federal bank regulator — the Federal Reserve Board.

•	Transferability — The Treasury would be permitted to transfer shares of Senior Preferred Stock to a third party at any time.

Warrants

In the event the Corporation participates in the CPP, the Corporation would also be required to issue Warrants to the Treasury to purchase a number of Common Shares having an aggregate amount equal to 15% of the purchase price of the Preferred Stock purchased by the Treasury, an amount between approximately $12,407,950 and $37,223,850. The initial exercise price for the Warrants, and the market price for determining the number of Common Shares subject to the Warrants, would be determined by reference to the 20-day trailing average of the market price of the Corporation’s Common Shares on the date of the Corporation’s preliminary approval to participate in the CPP (November 2, 2008). In the case of the Corporation, this exercise price would be approximately $19.69 and would result in approximately 630,165 to 1,890,495 Common Shares to be issued upon full exercise of the Warrants. The Warrants would have a term of 10 years and be immediately exercisable, in whole or in part.

Registration and Listing

If the Corporation participates in the CPP, it would be required to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended, to register for resale the Senior Preferred Stock, the Warrants and the underlying Common Shares purchasable upon exercise of the Warrants. Additionally, the Corporation would also be required to cause the Senior Preferred Stock to be approved for listing on a national securities exchange upon the request of the Treasury.

Executive Compensation

If the Corporation participates in the CPP, the Corporation would also be required to adopt and adhere to the standards for executive compensation and corporate governance established under Section 111 of the EESA, for the period during which the Treasury holds equity issued under the CPP. These standards would generally apply to the Corporation’s chief executive officer, chief financial officer and the next three most highly compensated executive officers (the “Named Executive Officers”). In particular, the Corporation would be required to meet certain governance and executive compensation standards, including: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a Named Executive Officer, generally referred to as “golden parachute” payments, above specified limits; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

In the event of the Corporation’s participation in the CPP, the Corporation would need to modify its current clawback policy to comply with the EESA requirements, and amend certain employment agreements with its executive officers to reduce payments to them in the event of a change-in-control. Additionally, the Corporation believes that, in most years, its Named Executive Officers would have compensation in excess of the $500,000 threshold and, therefore, the Corporation would not be able to deduct any amount in excess of that threshold.

Potential Impact Of Senior Preferred Stock On Rights Of Current Common Shareholders

Restrictions on Common Share Dividends and Repurchases

As long as shares of Senior Preferred Stock are outstanding, the Corporation would be permitted to declare and pay dividends on Common Shares, as well as repurchase or redeem Common Shares, only if all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Stock are fully paid. Unless the Senior Preferred Stock has been transferred or redeemed in whole, until the third anniversary of the Treasury’s investment, any increase in Common Share dividends would require the prior approval of the Treasury. In addition, unless the Senior Preferred Stock has been transferred or redeemed in whole, until the third anniversary of the Treasury’s investment, the Treasury’s consent would be required for any Common Share repurchases, other than repurchases of Common Shares in connection with the administration of the Corporation’s employee benefit plans in the ordinary course of business and consistent with past practice.

Restrictions on Voting Rights

Although the Senior Preferred Stock would generally be non-voting, shares of Senior Preferred Stock would have class voting rights on: (1) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (2) any amendment to the rights of the Senior Preferred Stock; or (3) any merger, consolidation, share exchange, reclassification or similar transaction which would adversely affect the rights of the Senior Preferred Stock. Additionally, in the event that cumulative dividends on the Senior Preferred Stock are not paid in full for six quarterly dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock would have the right to elect, as a class, two Preferred Directors and the size of the Board of Directors would automatically increase to accommodate this election. The right to elect Preferred Directors would end when dividends have been paid in full for four consecutive dividend periods.

Pro Forma Effect on the Corporation’s Financial Statements

In order to demonstrate the potential financial statement impact of the Corporation’s participation in the CPP, the following discussion regarding the unaudited pro forma impact on the Corporation’s balance sheet and income statement has been prepared using historical financial data for the year ended December 31, 2007 and the nine months ended September 30, 2008, and based upon the Corporation’s potential issuance of a minimum of $82.72 million and a maximum of $248.16 million of Senior Preferred Stock to the Treasury.

This pro forma financial data may change materially based on the actual proceeds received under the CPP, the timing and utilization of the proceeds, as well as certain other factors including the strike price of the Warrants, any subsequent change in the Corporation’s Common Share price, and the discount rate used to determine the fair value of the Senior Preferred Stock.

This information should be read in conjunction with the Corporation’s audited financial statements and the related notes filed as part of the its Annual Report on Form 10-K for the year ended December 31, 2007, and the Corporation’s unaudited consolidated financial statements and the related notes filed as part of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma financial data is not necessarily indicative of the financial position or results of operations that the Corporation actually would have attained had proceeds from the CPP been received, or the issuance of the Warrants pursuant to the CPP been made, at the dates indicated, and is not necessarily indicative of the financial position or results of operations that the Corporation could achieve in the future.

Financial Statement Pro Forma Impacts — Balance Sheet

If the Board of Directors determines to participate in the CPP, shareholders’ equity would increase by the amount of the capital proceeds received from the Treasury, net of transaction issuance costs. For example, if the maximum proceeds of $248.16 million had been received from the Treasury as of September 30, 2008, shareholders’ equity would have increased from the reported amount of $926.08 million to $1.17 billion on a pro forma basis. If the minimum proceeds of $82.72 million had been received from the Treasury as of September 30, 2008, stockholders’ equity would have increased from the reported amount of $926.08 million to $1.01 billion on a pro forma basis.

Upon receipt of the capital, total cash and total assets held by the Corporation would have increased by the amount of the capital proceeds received from the Treasury, net of transaction issuance costs. For example, if the maximum proceeds of $248.16 million had been received from the Treasury as of September 30, 2008, total cash would have increased from the reported amount of $186.09 million to $434.25 million on a pro forma basis. If the minimum proceeds of $82.72 million had been received from the Treasury, total cash would have increased from the reported amount of $186.09 million to $268.81 million on a pro forma basis.

Financial Statement Pro Forma Impacts — Income Statement

If the Board of Directors determines to participate in the CPP, the Corporation intends to use the capital generated to support loan growth to a multiple of the capital received, which over time is expected to generate income to service required dividend payments on the Senior Preferred Stock, and generate additional income for common shareholders. Until the time the Corporation fully deploys the Senior Preferred Stock capital over a larger asset base, the Corporation anticipates that earnings on the original capital received would not fully cover required dividend payments and other costs of the Senior Preferred Stock issue, which would reduce the amount of earnings available to common shareholders.

The following unaudited pro forma income statement impacts assumes that all capital proceeds received were invested initially in federal funds sold and deployed into earning assets ratably over the year ended December 31, 2007 and the nine months ended September 30, 2008, as if the capital proceeds were received on January 1, 2007 and 2008, respectively. The unaudited pro forma income statement impacts do not include the benefit of leveraging the capital received into a larger asset base, but simply include additional income earned on investment of the original capital proceeds.

For purposes of this pro forma, the Senior Preferred Stock and the Warrants were valued independently and allocated using the relative value method. The Warrants were initially valued using the Black Scholes model and the Senior Preferred Stock was valued by discounting the future cash flows by a prevailing interest rate that a similar security would receive in the current market environment. Once the fair market values were determined for both the Senior Preferred Stock and the Warrants, the relative percentage was applied to the total face amount of the Senior Preferred Stock. The resulting discount on the Senior Preferred Stock was then accreted back to par value using a constant effective yield method (approximately 6.25%) over a five-year term, which is the expected life of the Senior Preferred Stock upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate and assumptions underlying the value of the Warrants.

If the maximum proceeds of $248.16 million had been received under the CPP on January 1, 2007, net income for the year ended December 31, 2007 would have increased from the reported amount of $123.03 million to $130.16 million, and net interest margin for the same period would have increased from the reported amount of 3.62% to 3.75%, both on a pro forma basis. However, both the payment of dividends to holders of the Senior Preferred Stock and accretion of the discount on the Senior Preferred Stock would reduce net income available to common shareholders. The latter would result in a decrease of earnings per basic Common Share from the reported amount of $1.53 per share to $1.44 per share and earnings per diluted Common Share from the reported amount of $1.53 per share to $1.43 per share, on a pro forma basis, assuming receipt on January 1, 2007 of the maximum proceeds of $248.16 million under the CPP. The pro forma financial data assumes that the Warrants would give the Treasury the option to purchase a maximum of 1.83 million of the Corporation’s Common Shares. If the maximum proceeds of $248.16 million had been received on January 1, 2007, the weighted average number of Common Shares outstanding on a diluted basis would not change, on a pro forma basis, from the reported amount of 80.51 million shares because of the anti-dilutive nature of the Warrants. The Corporation utilized the treasury stock method for purposes of evaluating the effect of the Warrants on diluted shares outstanding.

If the maximum proceeds of $248.16 million had been received on January 1, 2008, net income for the nine months ended September 30, 2008 would have increased from the reported amount of $90.35 million to $92.65 million and net interest margin for the same period would have increased from the reported amount of 3.69% to 3.75%, both on a pro forma basis. However, for the reasons noted above, earnings per basic Common Share would have decreased from the reported amount of $1.12 to $1.01 per share and earnings per diluted Common Share would have decreased from the reported amount of $1.12 per share to $1.01 per share, both on a pro forma basis. In addition, the Warrants would have the effect of increasing the weighted average number of Common Shares outstanding on a diluted basis from the reported amount of 80.84 million shares to 80.90 million shares, on a pro forma basis, assuming receipt on January 1, 2008 of the maximum proceeds of $248.16 million.

If the minimum proceeds of $82.72 million had been received on January 1, 2007, net income for the year ended December 31, 2007 would have increased from the reported amount of $123.03 million to $124.87 million and net interest margin for the same period would have increased from the reported amount of 3.62% to 3.66%, both on a pro forma basis. However, for the reasons noted above, basic earnings per share would have decreased from the reported amount of $1.53 per share to $1.49 per share and earnings per diluted Common Share would have decreased from the reported amount of $1.53 per share to $1.49 per share, both on a pro forma basis, assuming receipt on January 1, 2007 of the minimum proceeds of $82.72 million. The pro forma financial data assumes that the Warrants would give the Treasury the option to purchase 630,165 of the Corporation’s Common Shares. If the minimum proceeds of $82.72 million had been received on January 1, 2007, the weighted average number of Common Shares outstanding on a diluted basis would not change, on a pro forma basis, from the reported amount of 80.51 million shares because of the anti-dilutive nature of the Warrants. The Corporation utilized the treasury stock method for purposes of evaluating the effect of the Warrants on diluted shares outstanding.

If the minimum proceeds of $82.72 million had been received on January 1, 2008, net income for the nine months ended September 30, 2008 would have increased from the reported amount of $90.35 million to $90.72 million and net interest margin for the same period would have increased from the reported amount of 3.69% to 3.71%, both on a pro forma basis. However, for the reasons noted above, basic earnings per share would have decreased from the reported amount of $1.12 per share to $1.08 per share and earnings per diluted Common Share would have decreased from the reported amount of $1.12 per share to $1.08 per share, both on a pro forma basis. In addition, the Warrants would have the effect of increasing the weighted average number of Common Shares outstanding on a diluted basis from the reported amount of 80.84 million shares to 80.8 million shares, on a pro forma basis, assuming receipt on January 1, 2008 of the minimum proceeds of $82.72 million.

Forward-Looking Information Statement

This Proxy Statement contains forward-looking statements that are not statements of historical fact (including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” intend,” and “plan”) and involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual future results could differ materially from those contained in forward-looking information. Among the important factors that could cause results to differ materially are the Corporation’s decision to participate in the CPP, interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Corporation’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Corporation’s periodic reports and registration statements filed with the SEC. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this Proxy Statement.

Proposed Text Of Article FOURTH

If Proposal One is approved by shareholders, new Article FOURTH, Part B, Section 1 would read in its entirety as follows (with additions presented in bold and underlined):

Part B. Express Terms of No Par Value Preferred Stock

The express terms and provisions of the no par value Preferred Stock shall be as follows:

Section 1. Designation. All shares of no par value Preferred Stock shall be of equal rank and shall be identical except in respect to the particulars as may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical in all respects with all other shares of such series, except as to the date from which dividends are cumulative.

The Board of Directors is hereby authorized in respect of any unissued shares of no par value Preferred Stock to fix or change:

(a) The division of such shares into series, the designation of each series (which may be by distinguishing number, letter or title) and the authorized number of shares in each series, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares thereof outstanding) by like action of the Board of Directors;

(b) The annual dividend rates of each series;

(c) The dates at which dividends, if declared, shall be payable;

(d) The redemption rights and price or prices, if any, for shares of the series;

(e) The terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

(f) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(g) Whether the shares of the series shall be convertible into Common Stock and, if so, the conversion price or prices and the adjustments thereof, if any, and all other terms and conditions upon which such conversion may be made;

(h) Restrictions on the issuance of shares of the same series or of any other class or series; and

(i) The voting rights attributable to each issued series of Preferred Stock, if any, subject to the limitations set forth in Section 5.

(j) The right to elect up to two (2) additional directors, and the terms and conditions upon which such rights vest.

Additionally, if this proposal is approved by shareholders, new Article FOURTH, Part B, Section 5 will read in its entirety as follows:

Section 5. Voting Rights. No series of no par Preferred Stock may be issued with voting rights in excess of one (1) vote per share. The aggregate of all additional directors that may be elected by all series of no par Preferred Stock may not exceed two (2).

Vote Required

The proposal to amend the Articles requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of the Corporation. Abstentions and broker non-votes will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS
VOTE “FOR” THE PROPOSAL TO APPROVE THESE AMENDMENTS TO THE ARTICLES.

PROPOSAL 2 — APPROVAL OF AMENDMENTS TO THE CODE OF REGULATIONS
(Item 2 on Proxy Card)

Description of Proposal

The Regulations currently provide that the number of Directors is determined by a resolution adopted by the shareholders. Presently, the shareholders have fixed the number of Directors at 15. Under the Treasury’s standard terms, holders of the Senior Preferred Stock would have the right the right to elect, as a class, two Preferred Directors if the Corporation fails to pay dividends on the preferred stock for six quarterly dividend periods, whether or not consecutive. In order to accommodate these rights, the Regulations must be amended so that the size of the Board of Directors is automatically changed and to otherwise accommodate such election, in the event that holders of the Preferred Stock become entitled to elect Preferred Directors.

Reasons For Adoption Of The Proposed Amendments

Without amending the Regulations, the Corporation would not be able to participate in the CPP on the Treasury’s standard terms. As previously stated, the Board of Directors believes it is in the Corporation’s best interest to preserve its ability to participate in the CPP.

Proposed Text Of Article III

If Proposal 2 is approved by the shareholders, Article III (Board of Directors), Section 2 — Number of; Qualifications; Nominations, would read in its entirety as follows (with additions presented in bold and underlined):

Section 2 — Number of; Qualifications; Nominations. The Board of Directors of the Corporation shall consist of such number of directors as may be determined from time to time by resolution adopted by the shareholders at a meeting called for the purpose of electing directors, but in no event shall the number of directors exceed twenty-four (24). No reduction in the number of the directors shall of itself have the effect of shortening the term of an incumbent director. A director need not be a shareholder of the Corporation.

Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors. However, any shareholder entitled to vote in the election of directors at a meeting may nominate a director only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (a) with respect to an election to be held at an Annual Meeting of Shareholders, ninety (90) days in advance of the date established by the Code of Regulations for the holding of such meeting, and (b) with respect to an election to be held at a Special Meeting of Shareholders for the election of directors, the close of business on the seventh (7th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Notwithstanding the foregoing, the Board of Directors may issue shares of the Corporation’s no par preferred stock (the “Preferred Stock”) with provisions of the Preferred Stock entitling the holders thereof, to elect, as a class, up to two (2) directors (the “Preferred Directors”) on such terms and conditions as may be designated by the Board of Directors upon issuing the Preferred Stock. In the event that holders of the Preferred Stock become entitled to elect Preferred Directors, the number of directors shall be automatically increased by the number of Preferred Directors entitled to be elected. Any other matters with respect to the Preferred Directors, including without limitation, the nomination, election, removal and term of such Preferred Directors, shall be determined by the Board of Directors in the certificate designating the terms of the Preferred Stock.

Vote Required

The proposal to amend the Regulations requires the affirmative vote of the holders of Common Shares entitled to exercise at least a majority of the voting power of the Corporation. Abstentions and broker non-votes will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THESE AMENDMENTS TO THE REGULATIONS.

PROPOSAL 3 — ADJOURNMENT OF THE SPECIAL MEETING
(Item 3 on Proxy Card)

General

In the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendments to the Articles and the Regulations, the Corporation may propose to adjourn the Special Meeting to a later date or dates in order to permit the solicitation of additional Proxies. Pursuant to the provisions of the Regulations, no notice of an adjourned meeting need be given to you if the date, time and place of the adjourned meeting are fixed and announced at the Special Meeting.

In order to permit Proxies that have been received by the Corporation at the time of the Special Meeting to be voted for an adjournment, if necessary, the Corporation has submitted the proposal to adjourn the Special Meeting to you as a separate matter for your consideration. In this proposal, the Corporation is asking you to authorize the holder of any Proxy solicited by the Board of Directors to vote in favor of adjourning the Special Meeting and any later adjournments. If the Corporation’s shareholders approve this adjournment proposal, the Corporation may adjourn the Special Meeting, and any adjourned session of the Special Meeting, to provide additional time to solicit additional Proxies in favor of the amendments to the Articles and Regulations, including the solicitation of Proxies from shareholders that have previously voted against such proposals. Among other things, approval of the adjournment proposal could mean that, even if Proxies representing a sufficient number of votes against the proposal to amend either the Articles or the Regulations have been received, the Corporation could adjourn the Special Meeting without a vote on the proposals and seek to convince the holders of those Common Shares to change their votes in favor of the adoption of the amendments.

The Corporation’s Board of Directors believes that if the number of Common Shares present or represented at the Special Meeting and voting in favor of the proposal to adopt the amendments to the Articles or the Regulations is insufficient, it is in the best interests of the shareholders to enable the Board of Directors to continue to seek to obtain a sufficient number of additional votes to adopt both proposals.

Vote Required

Pursuant to the terms of the Article I, Section 4 of the Code of Regulations, this proposal to adjourn the Special Meeting must be approved by the holders of a majority of the Common Shares present in person or represented by Proxy at the Special Meeting, whether or not a quorum is present. Abstentions and broker non-votes will have the same effect as votes against the proposal.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE PROPOSED AMENDMENTS TO THE ARTICLES OR THE REGULATIONS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Corporation’s Common Shares by each current director, Named Executive Officer and all directors and executive officers as a group, as of October 31, 2008.

		Number of Common Shares(1)
Name	Sole Voting(2)(3)	Shared Voting	Options	Total	Percent of Class

Steven H. Baer	2,206	0	0	2,206	*
Karen S. Belden	26,789	0	31,800	58,589	*
R. Cary Blair	22,756	0	31,800	54,556	*
John C. Blickle	56,675	0	31,800	88,475	*
Robert W. Briggs	13,360	0	31,800	45,160	*
Richard Colella	13,953	0	31,800	45,753	*
Gina D. France	3,858	0	9,000	12,858	*
Paul G. Greig	180,027	0	33,333	213,360	*
Terry L. Haines	39,989	0	31,800	71,789	*
J. Michael Hochschwender	5,450	1,436	6,000	12,886	*
Clifford J. Isroff	20,954	0	31,800	52,754	*
Philip A. Lloyd II	55,603	1,025,407	31,800	1,112,810	1.36%
Richard N. Seaman	13,506	0	31,800	45,306	*
Terrence E. Bichsel	40,517	0	263,567	304,084	*
Mark J. Grescovich	41,634	0	92,083	133,717	*
William P. Richgels	29,085	0	5,000	34,085	*
Julie A. Robbins	16,719	0	5,667	22,386	*
All directors and executive officers as a group (21 persons)	656,140	1,026,843	1,086,873	2,769,856	3.38%

*	Indicates less than 1% beneficial ownership based on 80,850,686 Common Shares issued and outstanding on October 31, 2008.

(1)	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals and the Common Shares issuable upon the exercise of stock options exercisable within the next 60 days.

(2)	Includes the following number of restricted Common Shares for which the person has the right to vote, but not dispose of such Common Shares: 1,872 for Mr. Baer; 1,206 for Ms. Belden; 1,206 for Mr. Blair; 1,206 for Mr. Blickle; 1,206 for Mr. Briggs; 1,206 for Mr. Colella; 1,206 for Ms. France; 1,206 for Mr. Haines; 1,206 for Mr. Hochschwender; 1,206 for Mr. Isroff; 1,206 for Mr. Lloyd; 1,206 for Mr. Seaman; 175,027 for Mr. Greig; 28,884 for Mr. Bichsel; 17,482 for Mr. Grescovich; 29,085 for Mr. Richgels; 13,440 for Ms. Robbins; and 324,502 for all executive officers and directors as a group.

(3)	Excludes the following number of Common Shares held under the Corporation’s Director Deferred Compensation Plan and Executive Deferred Compensation Plan for which the person does not have the right to vote or dispose of such Common Shares: 16,367 for Ms. Belden; 56,184 for Mr. Blickle; 9,569 for Mr. Briggs; 5,444 for Mr. Colella; 7,855 for Ms. France; 34,867 for Mr. Haines; 5,257 for Mr. Hochschwender; 3,060 for Mr. Seaman; 32,739 for Mr. Bichsel; and 192,515 for all executive officers and directors as a group.

(4)	Mr. Lloyd disclaims beneficial ownership with respect to 251,032 Common Shares held by his spouse directly and 677,595 Common Shares held by a family limited liability company in which Mr. Lloyd’s spouse shares voting control. The reported beneficial ownership of Mr. Lloyd also includes 106,780 Common Shares held directly by Mr. Lloyd’s two adult daughters, for whom Mr. Lloyd holds a general power of attorney. Includes 93,154 Common Shares held by his spouse that are pledged to secure a loan.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of the Corporation for its 2009 Annual Meeting of Shareholders may be made only by a qualified shareholder and must have been received by the Corporation on or before November 12, 2008.

If a shareholder intends to submit a proposal at the Corporation’s 2009 Annual Meeting of Shareholders that is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Corporation notice by January 26, 2009, in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Corporation’s Annual Meeting in 2009. The submission of such a notice does not ensure that a proposal can be raised at the Corporation’s Annual Meeting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules permit the Corporation to incorporate by reference information into this Proxy Statement, which means that the Corporation can disclose important information to you by referring you to another document. Any information incorporated by reference into this Proxy Statement is considered to be part of this Proxy Statement from the date filed. Any reports filed by the Corporation with the SEC after the date of this Proxy Statement are herein incorporated by reference and shall automatically update and, where applicable, supersede any information incorporated by reference into this Proxy Statement.

This Proxy Statement incorporates by reference the following items of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007:

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation;

•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk;

•	Item 8. Financial Statements and Supplementary Data; and

•	Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

This Proxy Statement incorporates by reference the following items of Part I of our quarterly reports on Form 10-Q filed with the SEC for the periods ended March 31, 2008, June 30, 2008, and September 31, 2008, respectively:

•	Item 1. Unaudited Consolidated Financial Statements;

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The Corporation will provide without charge to each person, including a beneficial owner, to whom this Proxy Statement is delivered, upon his or her written request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all information referred to above that has been or may be incorporated by reference into this Proxy Statement, excluding exhibits to those items unless they are specifically incorporated by reference into those items. You may request a copy of these filings by contacting Judith A. Steiner, Secretary, at the Corporation’s executive offices located at III Cascade Plaza, Akron, Ohio 44308.

Representatives of Ernst & Young LLP, the Corporation’s registered independent public accounting firm, are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Special Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders should properly come before the Special Meeting, including matters relating to the conduct of the Special Meeting, the individuals acting under the Proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

By Order of the Board of Directors,

Judith A. Steiner
Secretary

Akron, Ohio
November [  ], 2008

COMMON
FIRSTMERIT CORPORATION
SPECIAL MEETING OF SHAREHOLDERS, DECEMBER [ ], 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FIRSTMERIT CORPORATION.
     The undersigned hereby appoints PAUL G. GREIG, TERRENCE E. BICHSEL AND JUDITH A. STEINER, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of FirstMerit Corporation on [  ], December [  ], 2008, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof.
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE AMENDMENTS PROPOSED IN ITEM 1 AND ITEM 2, AND “FOR” THE ADJOURNMENT PROPOSAL PRESENTED IN ITEM 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.
(Continued and to be signed on the reverse side.)

COMMENTS:

SPECIAL MEETING OF SHAREHOLDERS OF
FIRSTMERIT CORPORATION
December [  ], 2008
COMMON
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.   â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
1.	To approve the proposed amendments to Article FOURTH of FirstMerit Corporation’s Second Amended and Restated Articles of Incorporation.	☐	☐	☐

2.	To approve the proposed amendments to Article III of FirstMerit Corporation’s Second Amended and Restated Code of Regulations, as amended.	☐	☐	☐

3.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the amendments proposed in Items 1 and 2.	☐	☐	☐

4.	Such other business which is properly brought before said meeting and any adjournments thereof.
THE DIRECTORS RECOMMEND APPROVAL OF THESE MATTERS.
The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement.
DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.